Exhibit 99.1

FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive

Provo, Utah 84604

(801) 765-1200

RASER TECHNOLOGIES ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

Provo, Utah, August 11, 2010 — Raser Technologies, Inc. (NYSE: RZ), an energy technology company, today announced financial results for the second quarter and six-month period ended June 30, 2010.

Recent Highlights:

•

Entered into an agreement to repay a substantial portion of the debt held by the senior secured lender of Thermo No. 1. Under the arrangement, the lender received an immediate payment of $27 million out of project escrow accounts and will waive compliance with certain debt-related covenants and obligations for the next year. In addition, Raser will make an additional payment of up to $6 million before June 29, 2011. Over the next 12 months, Raser plans to sell certain assets, which could help establish the value of other geothermal interests in Raser’s portfolio as well as further capitalize the company and pay down debt.

•

Announced that Pacific Gas & Electric (PG&E) will be the first company in the United States to take delivery of Raser’s new extended range electric (E-REV) fleet trucks, designed to achieve an average of 100 miles per gallon in typical daily driving when recharged at night from a typical household outlet. The extended range electric pick-up truck can nominally drive the first 40 miles on powerful lithium-ion batteries. It targets continued driving over 300 miles by generating its own electricity from a small onboard gasoline-powered generator or “range extender.” Raser expects to deliver to PG&E the first two E-REV fleet trucks modified with Raser’s E-REV powertrain for initial testing and demonstration before the end of 2010. Raser expects to then build up to 30 more test and validation vehicles in 2011 for internal and fleet testing, followed by initial production fleet deliveries in 2012 and potential retail customer vehicles in 2013.

•

Began drilling at Lightning Dock project located in the Animas basin in southwestern New Mexico. The Lightning Dock area is one of the most studied, undeveloped geothermal resources in the entire United States. Numerous wells have been drilled since the 1970’s, providing valuable geological information. Ultimately, Raser believes the Lightning Dock project could support a 15 megawatt power plant.

•

Signed a non-binding Memorandum of Understanding (MOU) with Hyundai Heavy Industries on June 28, 2010. The MOU reflects Raser’s and Hyundai’s intent to collaborate to jointly develop renewable energy and electric vehicles. Raser anticipates the MOU will set into play a broader long-term relationship to develop renewable energy in the western U.S. utilizing Raser’s resource portfolio and Hyundai’s renewable energy equipment manufacturing capabilities and to develop the first phase of commercial production of electric fleet vehicles utilizing Hyundai’s high tech engineering and manufacturing capability and Raser’s powertrain technology. The MOU contemplates development of a 5 megawatt solar power generation project and the production of 3 extended range electric trucks.

•

Hired four former General Motors executives to lead Raser’s Plug-In Hybrid Electric Vehicle (PHEV) program for fleet trucks, including David J. Stenson, Nicholas Zielinski, Joseph R. Katona and William G. Shikany. All four new executives are based in Detroit, Michigan.

“We are committed to developing renewable energy projects and electric vehicles as indicated by our recent MOU (Memorandum of Understanding) with Hyundai Heavy Industries (HHI),” said Raser Chief Executive Officer, Nick Goodman. “HHI selected Raser as a development partner because of our leadership in plug-in hybrid trucks as well as our sizable holdings of renewable resources. In addition, we recently announced that PG&E will take delivery of two of Raser’s E-REV (extended range electric vehicles) fleet trucks modified with Raser’s E-REV powertrain for initial testing and demonstration before the end of 2010 and Raser has an aggressive schedule for getting these trucks developed for commercial sale over the next several years.”

“During the quarter we made significant progress at our Lightning Dock project re-entering well 55-7. While the pump test is ongoing, initial indications are encouraging,” Mr. Goodman added.

Financial Results

During the three months ended June 30, 2010, Raser reported revenue of approximately $1.0 million compared to approximately $0.4 million in the three months ended June 30, 2009. During the second quarter of 2009, we began selling electricity generated by our Thermo No. 1 geothermal power plant to the City of Anaheim. During the second quarter of 2010, we generated and sold approximately 11,462 MW hours of electricity compared to 4,876 during the same period in 2009.

Cost of revenue, including depreciation and amortization, for the three months ended June 30, 2010 totaled $1.9 million compared to $1.6 million for the same period in 2009. The increase in cost of revenue for 2010 was due to increased sales of from the Thermo No. 1 power plant during the second quarter of 2010. Gross margin was approximately $(0.9) million for the second quarter compared to gross margin of approximately $(1.2) million during the same period in 2009. Although the gross margin continued to be negative for the quarter ended June 30, 2010, Raser anticipates that certain operating and consulting expenses and parasitic load costs related to the Thermo No. 1 plant will decline sufficiently such that revenue generated by the sale of electricity from the Thermo No. 1 plant will exceed the cost of revenue in future periods.

As previously disclosed, management is actively contemplating the sale of all or a portion of its interest in the Thermo No. 1 plant or other certain assets, to help establish the value of other geothermal interest in Raser’s portfolio; as well as further capitalize the company and pay down debt. In addition, management periodically, at each balance sheet date, reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable or whether events and circumstances have occurred that indicate possible impairment. Based upon the impairment analysis, we determined that the Thermo No. 1 plant was impaired as of June 30, 2010. Accordingly, we computed the projected discounted future operating cash flows of the Thermo No. 1 plant using a discount rate that reflects the average cost of funds for our Thermo subsidiary and determined that we incurred a loss during the quarter resulting from the impairment totaling $52.2 million.

Mr. Goodman added, “While the output of Thermo No. 1 is lower than anticipated, our discussions with other geothermal equipment manufacturers indicate that the current temperature and flow of the project could be sufficient to achieve output of 10-11 MW using larger binary generators. While there are certain benefits to the smaller generators currently in use at Thermo No. 1, they are not as efficient as larger units. Additionally, as evidenced by our agreement with the senior secured lenders, we are making significant progress in restructuring Thermo No. 1.”

Total operating expenses, excluding the non-cash $52.2 million impairment, were $4.6 million for the second quarter of 2010 compared to $6.8 million for the second quarter of 2009.

Included in the operating expenses were:

•

General and administrative expenses decreased to approximately $2.1 million during the second quarter of 2010 from approximately $2.8 million for the second quarter of 2009. Non-cash employee compensation associated with general and administrative employees decreased $0.2 million from $0.5 million for the three months ended June 30, 2009 to $0.3 million for the quarter ended June 30, 2010. The decrease was primarily due to general staff reductions and accounting adjustments for forfeitures of non-cash compensation awards.

•

Power project development expenses during the three months ended June 30, 2010 totaled $2.1 million compared to $3.4 million for the three months ended June 30, 2009. During the second quarter of 2010, employment related costs decreased approximately $0.3 million due primarily to a difference in the classification of employment and direct consulting costs from power project development costs to cost of revenues beginning in the second quarter of 2009. The change in classification resulted from the Thermo No. 1 plant beginning operations in the second quarter of 2009. Equity based non-cash employee compensation associated with power project development employees and other operating costs for the three months ended June 30, 2010 remained relatively flat as compared to the second quarter of 2009. Other operating costs for the six months ended June 30, 2010 decreased by approximately $1.5 million as compared to the six months ended June 30, 2009. The decrease was due primarily to a cancellation fee relating to a deposit refund from PWPS in 2009.

•

Research and Development expense decreased to $0.3 million in the three months ended June 30, 2010 from $0.6 million for the three months ended June 30, 2009. Equity based non-cash employee compensation associated with research and development employees decreased by $0.1 million during the three months ended June 30, 2010 compared to the same period in 2009. This was due primarily to decreased headcount as a result of our decision to reduce the cash requirements associated with the research and development activities at our design center. Professional services decreased during the three months ended June 30, 2010 by approximately $0.1 million as compared to the three months ended June 30, 2009. This decrease was primarily due to a reduction of consulting work relating to enhancements of our PHEV Hummer demonstration vehicle. The portion of engineering expenses relating to testing of materials remained relatively flat during the three months ended June 30, 2010 over the comparable 2009 period.

•

Non-controlling interest decreased by $0.2 million during the three months ended June 30, 2010 compared to the three months ended June 30, 2009. The decrease resulted from the withdrawal of the principal member from the Thermo Subsidiary and the redemption of its interest in the Thermo Subsidiary in connection with amendments to the Thermo No. 1 financing arrangements in December 2009. As a result, Raser owns 100% of the Thermo Subsidiary thereby eliminating the non-controlling interest.

Inclusive of the non-cash impairment of $52.2 million, Raser’s net loss applicable to common stockholders for the three months ended June 30, 2010 was $64.0 million, or $(0.72) per basic and diluted share (based on 88.4 million shares outstanding) compared to a net loss applicable to common stockholders of $4.0 million, or $(0.06) per basic and diluted share (based on 65.5 million shares outstanding) for the three months ended June 30, 2009.

During the six months ended June 30, 2010, Raser reported revenue of $2.0 million compared to revenue of $0.4 million during the same period in 2009. During the six months ended June 30, 2010, Raser’s Thermo No. 1 plant generated and sold approximately 23,004 MW hours of electricity compared to 4,876 during the same period in 2009.

Cost of revenue, including depreciation and amortization, for the six months ended June 30, 2010 totaled $3.9 million compared to $1.6 million for the same period in 2009. Gross margin was approximately $(1.9) million year to date compared to gross margin of approximately $(1.2) million during the same period in 2009. Total operating expenses for the year were $8.6 million, exclusive of a $52.2 million non-cash impairment of the Thermo No. 1 plant, compared to $12.0 million during the same period in 2009.

Inclusive of the non-cash impairment of $52.2 million, Raser’s net loss applicable to common stockholders for the six months ended June 30, 2010 was $72.8 million, or $(0.87) per basic and diluted share (based on 83.7 million shares outstanding), compared to a net loss applicable to common stockholders of $10.4 million, or $(0.16) per basic and diluted share (based on 64.9 million shares outstanding) for the six months ended June 30, 2009.

Mr. Goodman added, “We are moving forward on our next geothermal projects which include Lightning Dock, Thermo No. 2, as well as a solar development in the Thermo, Utah area. The timeline for the development of these projects will depend on the availability of adequate financing. We will continue to undertake permitting at the other sites we have initiated. We are also making progress on strategic partnerships that we believe will enhance shareholder value.”

Conference Call with Investors

Management will host a conference call to discuss the results with the investment community on Wednesday, August 11, 2010 at 5:00 PM ET (3:00 PM MT). Anyone interested in participating should call 877-407-4018, if calling within the United States, or 201-689-8471, if calling internationally. A replay will be available until August 18, 2010, which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please enter passcode 355130 to access the replay. The call will also be accompanied by a live webcast over the Internet and will be accessible at http://www.talkpoint.com/viewer/starthere.asp?Prs=132041

About Raser Technologies

Raser (NYSE: RZ) is an environmental energy technology company focused on geothermal power development and technology licensing. Raser’s Power Systems segment develops clean, renewable geothermal electric power plants with one operating plant in southern Utah and eight active and early stage projects in four western United States: Utah, New Mexico, Nevada and Oregon, as well as a concession for 100,000 acres in Indonesia. Raser’s Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser’s award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding our beliefs about our ability to sell the Thermo No. 1 plant; our beliefs about our ability to develop extended range electric (E-REV) fleet trucks for testing, demonstration and commercial sale; our beliefs about our ability to negotiate a definitive, binding agreement with Hyundai Heavy Industries; our beliefs about preliminary drilling results; our beliefs about the potential for power generation on our leased properties; our beliefs about our ability to exploit the available geothermal resources; our beliefs about the expected timing relating to the completion of our geothermal power projects; our beliefs about our ability to obtain adequate development funding; our beliefs about our ability to utilize available technologies to produce electric power from the available resources; our beliefs about the geothermal market in general; our beliefs about the performance and market applicability of our products; our beliefs about the strength and enforceability of our agreements, our beliefs about the performance capabilities of our technology; our beliefs about the capabilities, expertise and intentions of our partners; and our ability to hire, train and retain key personnel. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology and third-party technology for the intended applications; our ability to secure necessary permits; the strength of our intellectual property; our ability to attract, train and retain key personnel; and such other risks as identified in our quarterly report on Form 10-Q for the quarter ended June 30, 2010, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Raser Technologies, Inc.

Issa Arnita

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

Hayden IR

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$327,007	$41,782
Restricted cash	29,282,811	76,921
Federal grant receivable	—	32,990,089
Trade accounts and notes receivable, net	550,197	336,788
Restricted short-term marketable securities (held to maturity)	—	2,191,339
Prepaid expenses and short-term deposits	1,315,909	1,050,590

Total current assets	31,475,924	36,687,509
Restricted cash	901,014	9,074,770
Land	1,811,063	1,811,063
Geothermal property, plant and equipment, net	30,100,000	80,433,597
Power project leases and prepaid delay rentals	6,804,849	6,530,946
Geothermal well field development-in-progress	988,275	885,586
Power project construction-in-progress	8,402,356	8,278,500
Equipment, net	523,143	606,421
Intangible assets, net	1,535,372	1,552,425
Deferred financing costs, net	6,173,466	6,928,593
Other assets	1,241,086	1,402,752

Total assets	$89,956,548	$154,192,162

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$10,108,942	$16,677,632
15.00% senior secured note, net of discount of $388,837 and $1,232,846, respectively	19,611,163	18,767,154
Unsecured line of credit, net of discount of $1,459 and $33,399, respectively	5,191,279	5,528,553
Short-term portion of long-term notes	1,088,685	1,937,290
Short-term 7.00% senior secured note (non-recourse), net of discounts of $2,853,419 and $—, respectively	24,094,617	—
Deferred revenue and credits	369,967	200,000

Total current liabilities	60,464,653	43,110,629
Asset retirement obligation	2,959,793	2,749,342
Long-term 7.00% senior secured note (non-recourse), net of discounts of $1,405,416 and $4,469,481, respectively	8,372,024	24,772,966
Long-term 8.00% convertible senior notes	55,000,000	55,000,000
Warrant liabilities	3,770,885	11,724,219

Total liabilities	130,567,355	137,357,156

Contingencies and commitments
Preferred stock, $.01 par value, 5,000,000 shares authorized;
Series A-1 cumulative convertible preferred stock, 5,000 shares authorized, issued and outstanding, net of discount of $563,966; liquidation preference of $5,000,000	4,436,034	—
Stockholders’ equity (deficit):
Common stock, $.01 par value, 250,000,000 shares authorized, 90,989,961 and 79,266,927 shares issued and outstanding, respectively	909,900	792,669
Additional paid in capital	136,525,465	125,757,611
Accumulated deficit	(182,482,206)	(109,715,274)

Total stockholders’ equity (deficit)	(40,610,807)	16,835,006

Total liabilities and stockholders’ equity (deficit)	$89,956,548	$154,192,162

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue	$1,016,797	$407,241	$2,028,922	$407,241
Cost of revenue
Direct costs	1,302,055	857,645	2,679,697	857,645
Depreciation and amortization	611,410	710,775	1,224,882	710,775

Gross margin	(896,668)	(1,161,179)	(1,875,657)	(1,161,179)

Operating expenses
General and administrative	2,139,228	2,775,815	4,590,948	5,281,332
Power project development	2,137,552	3,425,070	3,390,409	5,538,410
Research and development	347,268	569,934	604,237	1,227,567
Impairment of Thermo No. 1 plant	52,189,174	—	52,189,174	—

Total operating expenses	56,813,222	6,770,819	60,774,768	12,047,309

Operating loss	(57,709,890)	(7,931,998)	(62,650,425)	(13,208,488)
Interest income	9,030	26,425	29,435	88,804
Interest expense	(2,437,355)	(3,817,327)	(5,471,564)	(5,232,945)
Make-whole fee	(7,031,703)	—	(7,031,703)	—
Gain on derivative instruments	5,148,923	7,942,193	5,732,781	6,999,354
Other	—	—	(244,531)	(131,412)

Loss before income taxes	(62,020,995)	(3,780,707)	(69,636,007)	(11,484,687)
Tax benefit (expense)	—	—	—	—

Net loss	$(62,020,995)	$(3,780,707)	$(69,636,007)	$(11,484,687)
Preferred dividend	(1,832,891)	—	(2,960,824)	—
Deemed dividend – accretion of discount of Series A-1 cumulative convertible preferred stock	(104,795)	—	(170,100)	—
Non-controlling interest in the Thermo No. 1 subsidiary	—	(204,960)	—	1,054,971

Net loss applicable to common stockholders	$(63,958,681)	$(3,985,667)	$(72,766,931)	$(10,429,716)

Loss per common share-basic and diluted	$(0.72)	$(0.06)	$(0.87)	$(0.16)

Weighted average common shares-basic and diluted	88,363,000	65,489,000	83,715,000	64,922,000